Exhibit (10) S.

AMENDMENT TO EXECUTIVE COMPENSATION FOR EXCELLENCE AND
LEADERSHIP PLAN

Effective as of January 1, 2006, the Executive Compensation for Excellence And Leadership Plan (the “Plan”) is amended as follows:

1.	To add new Section 2.13 to read as follows:

2.13	Common Stock

“Common Stock,” means the common stock, $2.50 par value per share, of Kodak that may be newly issued or treasury stock.

2.	To renumber Sections 2.13 to 2.34 as Sections 2.14 to 2.35.

3.	To amend Article 5 in its entirety to read as follows:

ARTICLE 5  -- FORM OF AWARDS

All Awards will be paid in cash or Common Stock, or a combination thereof, at the discretion of the Committee.  To the extent an award is paid in Common Stock, such Stock will be issued under the 2005 Omnibus Long-Term Compensation Plan of Eastman Kodak Company, or any applicable successor plan.

4.	To amend Article 9 in its entirety to read as follows:

ARTICLE 9  --  DEFERRAL OF AWARDS

At the discretion of the Committee, a Participant may, subject to such terms and conditions as the Committee may determine, elect to defer payment of all or any part of any Award which the Participant might earn with respect to a Performance Period and which is paid in cash by complying with such procedures as the Committee may prescribe.  Any Award, or portion thereof, upon which such an election is made shall be deferred into, and be subject to the terms, conditions and requirements of, the Eastman Kodak Employees’ Savings and Investment Plan, 1982 Eastman Kodak Company Executive Deferred Compensation Plan or such other applicable deferred compensation plan of the Company.

5.	To amend Section 13.5 in its entirety to read as follows:

13.5	Amendment/Termination

The Committee may suspend or terminate the Plan at any time with or without prior notice.  In addition, the Committee, or any person to whom the Committee has delegated the requisite authority, may, from time to time and with or without prior notice, amend the Plan in any manner, but may not without shareholder approval adopt any amendment which would require the vote of the shareholders of Kodak pursuant to Section 162(m) of the Code, but only insofar as such amendment affects Covered Employees.

Except as specifically modified hereby, the Plan shall remain in full force and effect in all respects.